Exhibit 99.1

Contacts:
Michael J. Shea	Timothy D. Green
Chief Financial Officer	Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
617-492-4040 ext. 310	617-542-5300
Email: mshea@macgray.com	Email: tgreen@investorrelations.com

Mac-Gray Reports Status of Stock Buyback Program

Company Purchases Restricted Stock from Affiliate

CAMBRIDGE, MA, August 18, 2003 - Mac-Gray Corporation (NYSE: TUC), the nation’s premier laundry facilities contractor and a provider of other amenities to the multi-housing industry, and the largest provider of such services to the college and university market, today announced that it has repurchased a block of 100,000 shares of restricted shares held by a sibling of Stewart MacDonald, Mac-Gray’s chairman and chief executive officer.

The shares were purchased in a private, block transaction that was approved by the independent members of the Board of Directors of Mac-Gray.  The purchase price represented a discount to market.  The repurchased shares had been held since Mac-Gray’s initial public offering in 1997 and have never been included in the Company’s public float.

On November 21, 2002, Mac-Gray announced that its Board of Directors had authorized the repurchase of up to $2 million of Mac-Gray common stock during the 12 months following the announcement, with the timing and amounts of actual transactions depending on market conditions and standard regulatory considerations.  The program, which is ongoing, includes purchases in the open market as well as privately negotiated transactions.  Excluding the recent block repurchase, the Company has bought back 30,800 shares of its common stock at an average price of $3.40 per share since the program commenced on December 11, 2002.

Mac-Gray also conducted a similar stock repurchase program in 1998-1999, repurchasing a total of approximately 218,000 shares in the open market for $2.0 million.

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About Mac-Gray Corporation

Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, colleges and universities, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premise for a fixed term, which is generally seven to ten years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray’s laundry facilities business consists of approximately 30,000 multiple housing laundry rooms located in 27 states in the Northeastern, Midwestern and Southeastern United States, as well as the District of Columbia.  Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions.  Through its MicroFridge® division, Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges and universities, military bases, hotels and motels and assisted living facilities.  To strengthen its revenue opportunities MicroFridge® has also entered into agreements with Maytag Corporation to market Maytag’s Magic Chef, Amana and Maytag lines of home appliances throughout the U.S.  In addition, MicroFridge® was recently awarded the ENERGY STAR designation.  Through its Copico division, Mac-Gray is a provider of card- and coin-operated reprographics equipment and services to the academic and public library markets in New England and New York, as well as Florida, Illinois, Maryland and New Jersey.

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